Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to the Registration Statement on Form S-1 (No. 333-178352) of Lpath, Inc. of our report dated March 22, 2016, relating to the consolidated financial statements of Lpath, Inc., which report appears in the Annual Report on Form 10-K of Lpath, Inc. for the year ended December 31, 2015 (and expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty), and to the reference to our firm under the caption “Interest of Named Experts and Counsel” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Diego, California

March 25, 2016